Exhibit 10.13

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT made this 1st day of November, 2002, by and between AmeriFirst, Inc., a Delaware corporation ("AmeriFirst") and John Tooke.

                                    RECITALS:

      WHEREAS, AmeriFirst is in the viatical and life settlement business; and

      WHEREAS, 100% of the stock of AmeriFirst, Inc. is currently owned by John Tooke ("Tooke"), I.Y.S. III, LLC and Dow Ridge Associates, LLC; and

      WHEREAS, John Tooke desires to loan up to Two Hundred Fifty Thousand ($250,000) Dollars (the "Loan") to AmeriFirst; and

      WHEREAS, as an inducement to make funds available to AmeriFirst, John Tooke will receive eleven and one-quarter percent (11.25%) of net operating income in AmeriFirst, in any affiliates or subsidiaries of AmeriFirst.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Loan. Tooke shall loan to AmeriFirst, and AmeriFirst shall borrow from Tooke, the sum up to Two Hundred Fifty Thousand ($ 250,000) Dollars. Two Hundred Fifty Thousand ($ 250,000) Dollars of the Loan shall be advanced to AmeriFirst on or before November 15, 2002.

      2. Additional Documents. As evidence of said indebtedness, AmeriFirst and Tooke shall execute a Promissory Note and a personal Guaranty contemporaneous to the advancement of the Loan.

      3. Repayment of the Loan. The Loan shall be reimbursed to John Tooke upon receipt of the first advances of funds from any source to AmeriFirst after payment of AmeriFirst's operating expenses. The loan shall include interest at a rate equal to 1% over the prime rate as charged by Comerica Bank. The distribution of payments will be made at the discretion of Tooke based upon the ongoing capital reserve requirements of AmeriFirst.

      4. Equity Interest. As an inducement to make funds available to AmeriFirst, John Tooke will receive eleven and one-quarter percent (11.25%) of net operating income in AmeriFirst and in any affiliates or subsidiaries of AmeriFirst according to the following schedule:

            A. Upon the advancement of the Two Hundred Fifty Thousand ($ 250,000) Dollars of the Loan by the required date, John Tooke will receive an 11.25% interest in net operating income of AmeriFirst and in any affiliates or subsidiaries of AmeriFirst by the required date.

            B. In the event that AmeriFirst begins to repay the certain Five Hundred Thousand ($ 500,000) Dollars loan to I.Y.S. III, LLC, a Michigan limited liability company,

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                  executed contemporaneous to this Loan Agreement, Tooke will receive 11.25% of net operating income.

      5. Venue. In the event of any litigation, arbitration or dispute resolution arising out of or in any way related to this Loan, proper venue for resolution of this dispute shall be Oakland County, Michigan. At all times, this Agreement shall be construed and governed by the laws of the State of Michigan.

      6. Indemnification. AmeriFirst hereby agrees to indemnify, defend and hold harmless Tooke from any and all claims, loss, liability, costs and damage, including without limitation court costs and attorney fees incurred by Tooke arising out of or connected with, directly or indirectly with the operations of AmeriFirst, this Loan Agreement and the Guaranty.

      7. Board of Directors. Tooke's member, John Tooke, shall at all times serve on the Board of Directors of AmeriFirst, or any affiliate and subsidiary thereof.

      8. Officer. Tooke shall at all times serve as an officer of AmeriFirst or any affiliate or subsidiary thereof.

      9. Salaries. Any and all salaries or distributions distributed to Tooke, Denise Mugerdician ("Mugerdichhian") or Irving Strickstein, a member of I.Y. S. III, LLC ("Strickstein"), (collectively, the "Principals") shall also be distributed to the other two principals, other than a salary paid to Tooke in the amount of Eight Thousand ($ 8,000) Dollars per month.

      10. Buy-Sell Agreement. The Principals shall enter into a Buy-Sell Agreement within two years of the date when the first funds have been advanced to AmeriFirst by Tooke, Dow Ridge Associates, LLC or I.Y.S. III, LLC, a Michigan limited liability company. In the interim, should any of the Principals desire to sell or otherwise transfer any interest in AmeriFirst, the other Principals shall have the right to purchase the shares to be sold. Tooke shall determine a sale price, and the remaining Principal shall have the option to purchase the selling Principal's shares at that price and terms, or sell their shares at that same price and terms.

      11. Encumbrances. Any and all outstanding stock certificates as well as any stock certificates issued in the future shall bear a legend restricting a shareholder from disposing of any shares of AmeriFirst, including pledging of shares of AmeriFirst or any other encumbrances on the stock, without unanimous written consent of all shareholders of AmeriFirst.

      12. Legal Fees. All legal fees associated with AmeriFirst or Tooke shall be paid by AmeriFirst or Tooke.

      13. Tooke's Duties. Tooke shall devote his full time and attention to his duties at AmeriFirst.

      14. Non-Compete. Upon execution of a formal agreement, Tooke, Mugerdician and Strickstein will enter in to a Non-Compete Agreement which will cover a period of three years from the date of the termination of his employment with AmeriFirst.

      15. Binding Effect. This Agreement shall be binding and inure to the benefit of the parties hereto and their representatives, respective heirs, successors and assigns.

      16. Amendment. This Agreement may be amended only by written agreement signed by all parties hereto.

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      17.   Construction. Words used in the singular, neuter or masculine are to be construed in the plural, masculine or feminine, where applicable.

      18. Severability. If any provision of this Agreement is found by a Court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, this shall not affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the year and date first above written.

WITNESS:                              AMERIFIRST, INC., a Delaware Corporation

   /s/ Dan W. Armstrong               By  /s/ John Tooke
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                                              John Tooke

   /s/ Wendy Amaral                   Its Chief Executive Officer
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                                      JOHN TOOKE

   /s/ Dan W. Armstrong               By  /s/ John Tooke
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                                              John Tooke

   /s/ Wendy Amaral
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